Etsy, Inc. Reports Third Quarter 2025 Results
Brooklyn, NY - October 29, 2025 - Etsy, Inc. (NYSE: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced results for its third quarter ended September 30, 2025.

“Etsy’s third quarter consolidated results surpassed expectations across all three of our key financial metrics — and GMS for Etsy and Depop combined returned to year-over-year growth,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “Etsy marketplace GMS improved sequentially, reflecting growing traction in our customer-centric priorities — from showing up where shoppers discover, to enhancing AI-powered matching, retaining and rewarding our most valuable customers, and further amplifying the human connection that makes Etsy so unique. Depop also continued to accelerate GMS growth, building its position as a leading player in the U.S. resale clothing business.”
Third Quarter 2025 Highlights
Consolidated results: Etsy completed the sale of Reverb on June 2, 2025. Note that on an ‘as reported’ basis, all year-over-year consolidated performance comparisons were impacted by this transaction.
•GMS was $2,724.7 million, up 0.9% year-over-year and 0.1% on a currency-neutral basis, excluding Reverb from the prior-year period. On an as reported basis, including Reverb‘s third quarter 2024 GMS of $213.7 million, consolidated GMS was down 6.5% year-over-year.
•Revenue was $678.0 million, up 6.1% year-over-year, excluding Reverb from the prior-year period. On an as reported basis, including Reverb’s third quarter 2024 revenue of $23.2 million, consolidated revenue was up 2.4% year-over-year.
•Take rate was 24.9%. Growth in revenue was primarily driven by continued strong Etsy and Depop on-site ads performance.
•Net income was $75.5 million, up $18.1 million year-over-year, reflecting a non-cash foreign exchange gain of $0.8 million as compared to a non-cash foreign exchange loss of $16.8 million in the third quarter of 2024. Consolidated net income margin was 11.1% and diluted net income per share was $0.63.
•Non-GAAP Adjusted EBITDA was $171.9 million, with consolidated non-GAAP Adjusted EBITDA margin of approximately 25.4%.
•Etsy ended the third quarter with $1.6 billion in cash and cash equivalents and short- and long-term investments. Under Etsy’s stock repurchase program, during the third quarter of 2025 Etsy repurchased an aggregate of approximately $120 million, or 2.1 million shares, of its common stock.

Performance highlights for the Etsy marketplace include:
•GMS was $2,432.6 million, down 2.4% year-over-year and down 3.2% on a currency-neutral basis.
•GMS transacted on the Etsy App grew 5% year-over-year, and represented approximately 46% of GMS.
•Etsy signed a partnership agreement with OpenAI which enables U.S. ChatGPT users to discover and purchase millions of unique items from our U.S. sellers directly within the ChatGPT interface, tapping into high intent traffic from an emerging platform.
•Key product and marketing initiatives in the quarter include:
◦Improving Search ranking models to deliver more relevant results, driving a lift in conversion rates.
◦Launching new seller tools to save time and support business growth — such as task prioritization, marketplace insights, and AI-powered features such as title suggestions and Writing Assistant.
◦Enhancing the Etsy App to make shopping more personalized and engaging, with a refreshed home hub, improved discovery feeds, and a reorganized Shop Tab featuring recommendations tailored for each user.
◦Optimizations of data feeds and advanced segmentation strategies contributed to strong GMS from paid search channels.
◦Deeper machine learning based personalization which drove accelerating performance in Etsy owned marketing channels.
•Active sellers totaled 5.5 million, a 10.9% year-over-year decrease, but up modestly on a sequential basis, consistent with the expected impact of the seller set-up fee implemented in April 2024. The percentage of total active sellers with a sale increased year-over-year in the third quarter.
•Active buyers totaled 86.6 million, down 5.0% year-over-year, and down 0.8% sequentially. We reactivated 6.6 million buyers in the quarter, a 3.8% increase from the number of buyers reactivated in the prior year, and up 0.8% sequentially. During the quarter, Etsy acquired 4.8 million new buyers, and our trailing twelve month count of habitual buyers was 6.0 million at quarter end.
•GMS per active buyer on a trailing twelve month basis was $121, down 1.6% year-over-year. This metric improved sequentially, and the year-over-year decline moderated.

Performance highlights for the Depop marketplace include:
•GMS was $292.1 million, up 39.4% year-over-year, an acceleration from the prior quarter. New user growth and improvements to buyer conversion were primarily responsible for 59% year-over-year GMS growth in the United States. Australia also saw strong momentum, driven by more than 100% year-over-year growth in new user signups, supported by increased investments in paid marketing activity.
•Depop active sellers totaled 3.0 million, a 40.8% increase year-over-year; active buyers were up 38.8% to 6.6 million.
•Additional highlights for the quarter included:
◦Launching Depop’s largest-ever brand campaign in September, targeted at raising awareness in the U.S.
◦Introducing ‘Outfits,’ a new in-app styling feature that lets users collage pieces and shop directly from their creations.

“Better than expected performance at both Etsy and Depop enabled us to exceed the top end of our consolidated GMS guidance range,” said Lanny Baker, Chief Financial Officer. “Third quarter consolidated GMS was $2.7 billion, up 0.9% year-over-year excluding Reverb from the prior-year period. Etsy marketplace year-over-year GMS comparisons improved approximately 300 basis points sequentially driven primarily by our strategic priorities. Adjusted EBITDA was $172 million, representing a consolidated margin of 25.4%. Within that performance, the Etsy marketplace’s margin was just shy of 30%, and Depop’s margin declined sequentially as we began to accelerate brand marketing to expand their opportunity, particularly in the U.S.”

Third Quarter 2025 Financial Summary
(in thousands, except percentages; unaudited)
The financial results of Reverb have been included in our consolidated financial results until June 2, 2025 (the date of sale), except as noted in footnote (5) to the table below. The financial measures and key operating metrics we use are:

	Three Months Ended September 30,		% (Decline) Growth Y/Y		Nine Months Ended September 30,		% (Decline) Growth Y/Y
	2025	2024			2025	2024
GMS (1)	$2,724,665	$2,915,256	(6.5)%		$8,324,250	$8,851,010	(6.0)%
Revenue	$678,026	$662,410	2.4%		$2,001,865	$1,956,170	2.3%
Revenue take rate (2)	24.9%	22.7%	220	bps	24.0%	22.1%	190	bps
Marketplace revenue	$468,058	$476,075	(1.7)%		$1,394,722	$1,413,434	(1.3)%
Services revenue	$209,968	$186,335	12.7%		$607,143	$542,736	11.9%
Gross profit	$483,381	$476,770	1.4%		$1,421,611	$1,399,307	1.6%
Operating expenses	$400,670	$389,953	2.7%		$1,284,798	$1,174,231	9.4%
Net income	$75,503	$57,366	31.6%		$52,247	$173,375	(69.9)%
Net income margin (3)	11.1%	8.7%	240	bps	2.6%	8.9%	(630)	bps
Adjusted EBITDA (Non-GAAP)	$171,928	$183,587	(6.4)%		$512,050	$530,897	(3.6)%
Adjusted EBITDA margin (Non-GAAP) (4)	25.4%	27.7%	(230)	bps	25.6%	27.1%	(150)	bps

Active sellers (5)	8,501	8,522	(0.2)%		8,501	8,522	(0.2)%
Active buyers (5)	93,161	96,707	(3.7)%		93,161	96,707	(3.7)%
(1)Consolidated GMS for the three and nine months ended September 30, 2025 includes Etsy marketplace GMS of $2,432.6 million and $7,167.7 million, respectively.
(2)Revenue take rate is consolidated revenue divided by consolidated GMS.
(3)Consolidated net income margin is net income divided by revenue.
(4)Consolidated non-GAAP Adjusted EBITDA margin is consolidated non-GAAP Adjusted EBITDA divided by consolidated revenue.
(5)Reverb active buyer and seller metrics are reflected in the 2024 periods presented and excluded from the 2025 periods presented following the completion of its sale.

Consolidated Fourth Quarter 2025 Financial Guidance

Q4 25 Guidance
GMS	$3.5B-$3.65B
Take Rate	~24.5%
Adjusted EBITDA Margin	~24%
Regarding Etsy’s outlook, Baker commented, “We are pleased that at the midpoint, our fourth quarter consolidated GMS would represent further sequential improvement in our combined Etsy marketplace and Depop year-over-year growth rate. Our expectation for fourth quarter consolidated adjusted EBITDA margin reflects stable, strong profitability for the Etsy marketplace, paired with a significant sequential increase in brand marketing investment at Depop which will compress margin performance. This investment in Depop is discretionary and opportunistic, arising from our excitement about the scale and growth of the apparel resale market, as well as Depop's own very encouraging momentum.”
Please note that our guidance assumes currency exchange rates remain unchanged at current levels.
With respect to our expectations under “Consolidated Fourth Quarter 2025 Financial Guidance” above, reconciliation of Adjusted EBITDA margin guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity, and low visibility with respect to the charges excluded from Adjusted EBITDA; in particular, stock-based compensation expense and related payroll taxes, foreign exchange (gain) loss, interest and other non-operating income, net, provision for income taxes, acquisition, divestiture, and corporate structure-related expenses, and other non-recurring expenses.

Webcast and Conference Call Information
Etsy will host a video webcast conference call to discuss these results at 8:30 a.m. Eastern Time today, which will be live-streamed via our Investor Relations website (investors.etsy.com) under the Events section. A copy of the earnings call presentation will also be posted to our website.

A replay of the video webcast will be available through the same link following the conference call starting at 12:00 p.m. Eastern Time today, for at least three months thereafter.
About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc. also owns fashion resale marketplace Depop. Our marketplaces operate independently, while benefiting from shared expertise in product, marketing, technology, and customer support.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
Sarah Marx, Senior Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Vice President, Communications & Community
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains or references forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to our financial guidance for the fourth quarter of 2025 and the underlying assumptions; the momentum of our customer-centric priorities; and the impact of our strategic investments in both Etsy and Depop through 2026. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “aim,” “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “goal,” “intend,” “may,” “optimistic,” “outlook,” “plan,” “potential,” “target,” “will,” or similar expressions and derivative forms and/or the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include but are not limited to: (1) macroeconomic, geopolitical, and other events outside of our control; (2) the level of demand for our services or products sold in our marketplaces; (3) the importance to our success of the trustworthiness of our marketplaces and our ability to attract and retain active and engaged communities of buyers and sellers; (4) any real or perceived inaccuracies in our operational metrics; (5) if we or our third-party providers are unable to protect against technology vulnerabilities, service interruptions, security breaches, or other cyber incidents; (6) our dependence on continued and unimpeded access to third-party services, platforms, and infrastructure; (7) operational and compliance risks related to our payments systems; (8) the global scope of our business; (9) our ability to recruit and retain employees; (10) our ability to compete effectively; (11) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of sellers and buyers; (12) risks related to our environmental, social, and governance activities and disclosures; (13) barriers to international trade and our efforts to grow our marketplace globally; (14) acquisitions, dispositions, or strategic partnerships that may prove unsuccessful or divert management attention; (15) our ability to deal effectively with fraud or other illegal activity; and (16) litigation and evolving global legal and regulatory requirements, including privacy and data protection laws, tax laws, product liability laws, laws regulating speech and platform moderation, antitrust laws, and intellectual property and counterfeiting regulations. These and other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2025	As of December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,248,940	$811,178
Short-term investments	259,211	228,322
Accounts receivable, net	7,412	8,702
Prepaid and other current assets	109,827	89,931
Funds receivable and seller accounts	168,237	189,558
Total current assets	1,793,627	1,327,691
Restricted cash	1,962	—
Property and equipment, net	231,825	236,706
Goodwill	38,060	137,089
Intangible assets, net	304,052	413,898
Deferred tax assets	134,342	145,630
Long-term investments	108,346	111,725
Other assets	40,597	45,043
Total assets	$2,652,811	$2,417,782
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,215	$25,979
Accrued expenses	309,348	374,947
Finance lease obligations—current	1,197	6,148
Funds payable and amounts due to sellers	168,237	189,558
Deferred revenue	25,612	19,213
Other current liabilities	51,463	49,268
Total current liabilities	565,072	665,113
Finance lease obligations—net of current portion	93,857	93,482
Deferred tax liabilities	5,346	7,957
Long-term debt, net	2,980,605	2,288,083
Other liabilities	120,515	122,013
Total liabilities	3,765,395	3,176,648
Total stockholders’ deficit	(1,112,584)	(758,866)
Total liabilities and stockholders’ deficit	$2,652,811	$2,417,782

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$678,026	$662,410	$2,001,865	$1,956,170
Cost of revenue	194,645	185,640	580,254	556,863
Gross profit	483,381	476,770	1,421,611	1,399,307
Operating expenses:
Marketing	207,841	196,526	608,955	571,400
Product development	113,379	107,251	335,750	331,590
General and administrative	79,450	86,176	238,390	271,241
Asset impairment charge	—	—	101,703	—
Total operating expenses	400,670	389,953	1,284,798	1,174,231
Income from operations	82,711	86,817	136,813	225,076
Other income (expense), net	9,374	(13,007)	(26,901)	7,366
Income before income taxes	92,085	73,810	109,912	232,442
Provision for income taxes	(16,582)	(16,444)	(57,665)	(59,067)
Net income	$75,503	$57,366	$52,247	$173,375
Net income per share attributable to common stockholders:
Basic	$0.76	$0.50	$0.50	$1.49
Diluted	$0.63	$0.45	$0.47	$1.34
Weighted-average common shares outstanding:
Basic	99,334	114,181	103,660	116,372
Diluted	124,957	130,748	116,774	133,116

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net income	$52,247	$173,375
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	181,390	214,692
Depreciation and amortization expense	76,951	81,672
Provision for expected credit losses	7,100	10,141
Deferred provision (benefit) for income taxes	21,274	(13,727)
Asset impairment charge	101,703	—
Other non-cash expense (income), net	36,168	(2,066)
Changes in operating assets and liabilities (net of impact of sale of business)	(100,543)	(26,577)
Net cash provided by operating activities	376,290	437,510
Cash flows from investing activities
Purchases of property and equipment	(14,120)	(10,174)
Website and app development	(31,308)	(22,860)
Purchases of investments	(251,091)	(266,935)
Sales and maturities of investments	227,563	263,210
Proceeds from sale of business, net of cash	100,485	—
Net cash provided by (used in) investing activities	31,529	(36,759)
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(42,526)	(42,136)
Repurchase of stock	(643,670)	(464,314)
Proceeds from exercise of stock options	15,331	3,830
Proceeds from issuance of convertible senior notes	700,000	—
Payment of debt issuance costs	(11,339)	—
Payments on finance lease obligations	(4,594)	(4,591)
Other financing, net	(17,784)	2,418
Net cash used in financing activities	(4,582)	(504,793)
Effect of exchange rate changes on cash	36,487	8,658
Net increase (decrease) in cash and cash equivalents	439,724	(95,384)
Cash and cash equivalents at beginning of period	811,178	914,323
Cash, cash equivalents, and restricted cash at end of period	$1,250,902	$818,939

Currency-Neutral GMS
We calculate currency-neutral GMS by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS decline for the periods presented below are as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
September 30, 2025	(6.5)%	(7.2)%	0.7%	(6.0)%	(6.2)%	0.2%
September 30, 2024	(4.1)%	(4.4)%	0.3%	(3.3)%	(3.5)%	0.2%

Non-GAAP Financial Measures

Reconciliation of Net Income to Adjusted EBITDA and the Calculation of Adjusted EBITDA Margin
(in thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$75,503	$57,366	$52,247	$173,375
Excluding:
Stock-based compensation expense and related payroll taxes (1)(2)	62,172	69,292	186,719	214,692
Depreciation and amortization	24,263	27,739	76,951	81,672
Provision for income taxes	16,582	16,444	57,665	59,067
Interest and other non-operating income, net	(7,680)	(3,808)	(17,521)	(13,065)
Foreign exchange (gain) loss	(777)	16,815	40,561	5,699
Asset impairment charge	—	—	101,703	—
Acquisition, divestiture, and corporate structure-related expenses	(18)	(697)	7,148	1,435
Loss on sale of business	—	—	5,097	—
Restructuring and other exit costs	1,883	1,556	1,480	1,898
Retroactive non-income tax expense (3)	—	(1,120)	—	6,124
Adjusted EBITDA	$171,928	$183,587	$512,050	$530,897
Divided by:
Revenue	$678,026	$662,410	$2,001,865	$1,956,170
Adjusted EBITDA margin	25.4%	27.7%	25.6%	27.1%
(1)Stock-based compensation expense included in the Condensed Consolidated Statements of Operations for the periods presented below is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$6,477	$8,013	$21,387	$24,504
Marketing	4,521	5,690	10,280	18,009
Product development	33,726	36,048	100,279	108,553
General and administrative	16,048	19,541	49,444	63,626
Stock-based compensation expense	$60,772	$69,292	$181,390	$214,692
(2)Beginning in the first quarter of 2025, the Company is excluding payroll tax expense related to stock-based compensation from Adjusted EBITDA because these taxes are directly related to stock-based compensation expense which is excluded from Adjusted EBITDA. The Company did not retrospectively apply this change to prior periods as the impact was immaterial to such periods. In the three and nine months ended September 30, 2024 payroll tax expense related to stock-based compensation was $0.7 million and $4.8 million, respectively.

(3)Retroactive non-income tax expense related to the digital services tax legislation in Canada, which was enacted on June 28, 2024 retroactive to January 1, 2022.